Exhibit 99.1

For Immediate Release:	For more information contact:
November 13, 2012	James M. La Neve, Chief Financial Officer
765– 807–2640

Chromcraft Revington, Inc. Reports Third Quarter and First Nine Month Results

West Lafayette, Indiana, November 13, 2012 – Chromcraft Revington, Inc. (NYSE MKT: CRC) today reported its results for the third quarter of 2012.  Sales for the third quarter of 2012 were $13,673,000 or 3.4% higher than the same period last year, extending the positive increases over the prior year quarter that began in the fourth quarter of 2011.   Sales for the nine months ended September 29, 2012 were $41,729,000 or 5.6% higher than the first nine months of 2011. Our net loss was $717,000 and $3,437,000 for the three and nine month periods ended September 29, 2012, respectively, or 31.2% and 16.2% lower, respectively, than the same periods in 2011.

The reduced net loss of $0.7 million in the third quarter of 2012 compared to a net loss of $1.0 million in the third quarter of 2011 was primarily due to an income tax benefit of $0.2 million resulting from the final allocation of the purchase price of Executive Office Concepts, Inc. (“EOC”) acquired in March 2012, and to a lesser extent, an increase in gross margin resulting from higher sales.  The reduced net loss for the first nine months of 2012 compared to the prior year period is primarily due to the gross margin contributed by EOC products, lower import sourcing expense and the income tax benefit from the final allocation of the EOC purchase price.

The increase in sales for the third quarter of 2012 as compared to the prior year period was primarily due to increased shipments of commercial furniture, in particular office suites and waiting area furniture resulting from our acquisition of EOC.  Residential shipments for the third quarter of 2012 were comparable to the third quarter of 2011, resulting from an increase in sales of home entertainment furniture offset by lower sales of dining room furniture.  Residential furniture sales were lower in the third quarter of 2012 compared to the second quarter of 2012, primarily due to lower sales of dining room furniture.  We continue to face the challenges resulting from weak consumer demand for residential furniture in our product categories and price segment, which we believe is consistent with industry trends, the continuing economic difficulties which reflect the ongoing labor market struggles and reduced consumer access to credit.  These factors led to a slight decrease in residential orders in the third quarter of 2012 compared to the second quarter of 2012.  Commercial product orders increased in the third quarter of 2012 resulting in our highest quarterly orders since the third quarter of 2011.

Cash used in operating activities in the first nine months of 2012 was $1.1 million as compared to $2.6 million used in the prior year period.  The improved cash flow was primarily due to an increase in cash from net working capital and a lower operating loss.  The Company had net borrowings on its revolving credit facility of $1.5 million in the first nine months of 2012 which was primarily used to fund the $1.1 million used for operating activities, the purchase of EOC and the payment of fees related to our new revolving credit facility with Gibraltar Business Capital, LLC and the termination of our credit facility with First Business Capital.  Outstanding borrowings on the revolving credit facility at September 29, 2012 were approximately $2.4 million.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “Despite the continuing low consumer confidence in the economy and the very difficult retail operating environment, we increased sales in the third quarter of 2012 as compared to the prior year period, largely due to increased sales of our commercial furniture products to the health care industry, primarily through our purchase of EOC.  The ongoing difficult operating environment in the residential furniture market will continue to be challenging into the first quarter of 2013.  We believe the recent signs of marginal improvement in the housing market are tempered by the uncertainty over the outcome of the upcoming federal “fiscal cliff” at the end of 2012 and its impact on consumer spending.

Our acquisition of California-based EOC, with its commercial product lines, especially an extensive health care line, complement our current product line of seating, tables, and waiting area furniture.  In addition, the three year contract we were awarded late in 2011 with the Premier healthcare alliance is expected to boost our sales in this product line.  The health care sector continues to grow significantly and we believe this alliance continues to position the commercial line of our Chromcraft division favorably for the future. ”

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events or outcomes, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements are the impact of the current economic difficulties in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; the recent slowdown in the U.S. office furniture market will continue; our ability to sell the right product mix; our inability to raise prices in response to increasing costs; continued credit availability under our current credit facility and our ability to fully utilize the credit facility; our ability to raise additional financing, if needed; our ability to anticipate or respond to changes in the tastes or needs of our end users in a timely manner; supply disruptions with products manufactured in China, Vietnam and other Asian countries; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Sales	$13,673	$13,226	$41,729	$39,528

Cost of sales	11,023	10,709	33,772	32,818

Gross margin	2,650	2,517	7,957	6,710

Selling, general and administrative expenses	3,484	3,491	11,132	10,598

Operating loss	(834)	(974)	(3,175)	(3,888)

Interest expense, net	(121)	(68)	(500)	(212)

Loss before income tax benefit	(955)	(1,042)	(3,675)	(4,100)

Income tax benefit	238	-	238	-

Net Loss	$(717)	$(1,042)	$(3,437)	$(4,100)

Basic and diluted loss per share of common stock	$(.14)	$(.22)	$(.69)	$(.86)

Shares used in computing basic and diluted loss per share	5,061	4,791	4,976	4,765

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	September 29,	December 31,
	2012	2011

Assets

Accounts receivable, less allowance of $165 in 2012 and $150 in 2011	$7,522	$8,581

Inventories	15,108	14,194

Prepaid expenses and other	701	745

Current assets	23,331	23,520

Property, plant and equipment, net	6,444	6,483

Other assets	1,390	819

Total assets	$31,165	$30,822

Liabilities and Stockholders' Equity

Revolving credit facility	$2,425	$901

Current maturity of note payable	99	-

Accounts payable	6,040	3,955

Accrued liabilities	3,503	3,699

Current liabilities	12,067	8,555

Note payable, less current maturity	167	-

Deferred compensation	223	327

Other long-term liabilities	1,102	1,075

Total liabilities	13,559	9,957

Stockholders' equity	17,606	20,865

Total liabilities and stockholders' equity	$31,165	$30,822

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Nine Months Ended
	September 29,	October 1,
	2012	2011
Operating Activities
Net loss	$(3,437)	$(4,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	499	593
Non-cash share based and ESOP compensation expense	178	353
Deferred income tax benefit	(238)	-
Provision for doubtful accounts	36	23
Write-off of deferred financing costs	186	-
Amortization of deferred financing costs	40	38
Non-cash inventory write-downs	11	171
Non-cash accretion expense	27	26
Changes in operating assets and liabilities, net of effect of acquired business
Accounts receivable	1,204	759
Inventories	(587)	(440)
Prepaid expenses and other	119	84
Accounts payable and accrued liabilities	1,212	144
Long-term liabilities and assets	(393)	(224)
Cash used in operating activities	(1,143)	(2,573)

Investing Activities
Capital expenditures	(107)	(25)
Proceeds on disposal of assets	5	2
Acquisition of a business, net of cash acquired	(138)	-
Cash used in investing activities	(240)	(23)

Financing Activities
Debt issuance costs	(117)	-
Payments on EOC note	(24)	-
Net borrowings on revolving credit facility	1,524	-
Cash provided by financing activities	1,383	-

Change in cash	-	(2,596)

Cash at beginning of the period	-	4,179

Cash at end of the period	$-	$1,583

Supplemental Disclosure of Non-Cash Investing Activities

Acquisition of a business:
Assets acquired and liabilities assumed:
Identifiable assets acquired and liabilities assumed, net	$367
Goodwill	123
	490

Less: cash acquired	(62)
Less: note due to seller	(290)
	$138